EXHIBIT 11, FORM 10-Q
                                             COMMISSION FILE NUMBER 000-26572

                                 NHP INCORPORATED
             STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
                                   (UNAUDITED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                     For the Three Months
                                                       Ended March 31,
                                                 ---------------------------
                                                       1996          1995
                                                       ----          ----
NET INCOME (LOSS):
  Income from continuing operations                $    2,803     $    1,882
  Loss from discontinued operations                       -           (2,557)
                                                   ----------     ----------
    Net income (loss)                              $    2,803     $     (675)
                                                   ==========     ==========

ADJUSTMENTS TO COMMON SHARES OUTSTANDING:
  Average number of shares of common stock          12,264,675     7,986,925
  Primary adjustment:
    Assume exercise of options (treasury stock
     method)                                           297,884           -
                                                   -----------    ----------
    Total average number of common shares and
     equivalents used for primary computation       12,562,559     7,986,925
                                                   ===========    ==========

  Average number of shares of common stock          12,264,675     7,986,925
  Fully diluted adjustment:
    Assume exercise of options (treasury
     stock method)                                     317,406           -
                                                   -----------    ----------
    Total average number of common shares and
     equivalents used for fully diluted
     computation                                    12,582,081     7,986,925
                                                   ===========    ==========

INCOME (LOSS) PER COMMON SHARE:
Net income (loss) per common share - primary:
  Income from continuing operations                $       .22   $      .24
  Loss from discontinued operations                        -           (.32)
                                                   -----------   ----------
    Net income per common share - primary          $       .22   $     (.08)
                                                   ===========   ==========

Net income (loss) per common share - fully
 diluted:
  Income from continuing operations                $       .22   $      .24
  Loss from discontinued operations                       -            (.32)
                                                   -----------   ----------
    Net income per common share -
     fully diluted                                 $       .22   $     (.08)
                                                   ===========   ==========